Exhibit T3A.27

HE 239854 THE COMPANIES LAW, CAP.113 Section 19(3) CERTIFICATE OF CHANGE OF NAME IT IS HEREBY CERTIFIED that, MIG AVIATION 3 LIMITED has changed its name by Special Resolution and is hereby named I NAC AVIATION CYPRUS 2 LIMITED and that the new name has been entered on the Register of Companies Given under my hand in Nicosia on the 31st of October, 2012 HE46 Registrar of Companies Organization number: 364296, Record number: 7237890

APOSTILLE

(Convention de La Haye du 5 octobre 1961)

1. Country CYPRUS.
   This public document
2. has been signed by ...I. Athanasiadou...........
3. acting in the capacity of Registrar of Companies
4. bears the seal/stamp of the Registrar of Companies

Certified

5. at Nicosia. 6. the ...26 SEP 2014...
7. by ...D. KATSARA...
8. No ...2018/14...
9. Seal/stamp: 10 Signature:

Permanent Secretary
Ministry of Justice and Public Order

MINISTRY OF JUSTICE & PUBLIC ORDER

ΚΥΠΡΟΣ CYPRUS